Exhibit 99.1

AVX Corporation Announces First Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- July 25, 2003 --

AVX Corporation (NYSE: AVX) reported that net sales were $256.7 million in the first quarter ended June 30, 2003. Chief Executive Officer and President, John Gilbertson, stated, "The sales declined 2% compared to the previous quarter as a result of weaker than expected demand in June. Pricing as a result continued to be under pressure during the quarter."

The operating results include restructuring charges of $2.8 million, or $0.02 per diluted share, related to worldwide headcount reductions accomplished during the quarter.

Mr. Gilbertson went on to state, "We will continue to address the level of our costs in reaction to the economic and business environment. We expect to record additional restructuring and other charges in the future resulting from further global workforce reductions and facility reorganizations."

The results of the Company's European operations were impacted by the continued weakening of the U.S. dollar, thereby increasing the reported net loss for the quarter by approximately $1.9 million, or $0.01 per diluted share, when compared to the previous quarter.

Excluding the negative effects of restructuring charges and currency movements described above, the net loss for the quarter was $11.2 million. Including these items, the net loss for the quarter ended June 30, 2003 was $15.9 million, or $0.09 per diluted share.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avxcorp.com

AVX Corporation
Consolidated Condensed Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	June 30
	2002	2003
Net sales	$294,879	$256,655
Cost of sales	273,682	252,646
Gross profit	21,197	4,009
Selling, general & administrative expense	23,038	21,067
Restructuring expense	-	2,811
Profit (loss) from operations	(1,841)	(19,869)
Other income	3,937	3,428
Income (loss) before income taxes	2,096	(16,441)
Provision (benefit) for taxes	786	(500)
Net income (loss)	$1,310	$(15,941)

Basic income (loss) per share	$0.01	($0.09)
Diluted income (loss) per share	$0.01	($0.09)

Weighted average common shares outstanding:
Basic	174,740	173,701
Diluted	175,686	173,701

AVX Corporation
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	June 30,
	2003	2003
Assets
Cash and cash equivalents	$504,866	$488,284
Short-term investments in securities	-	60,000
Accounts receivable, net	128,019	127,019
Inventories	358,739	379,783
Other current assets	86,333	85,665
Total current assets	1,077,957	1,140,751
Long-term investments in securities	210,631	134,617
Property, plant and equipment, net	327,700	324,665
Other assets	84,225	89,461

TOTAL ASSETS	$1,700,513	$1,689,494

Liabilities and Stockholders' Equity
Short-term bank debt	$3,422	$3,520
Accounts payable and accrued expenses	182,135	166,327
Total current liabilities	185,557	169,847
Other liabilities	51,800	44,049

TOTAL LIABILITIES	237,357	213,896

TOTAL STOCKHOLDERS' EQUITY	1,463,156	1,475,598

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,700,513	$1,689,494

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact: AVX Corporation, Myrtle Beach
Kurt Cummings, 843/946-0691
finance@avxus.com